DYNAMICS RESEARCH CORPORATION
ESTABLISHES $50 MILLION CREDIT FACILITY
ANDOVER, Mass. — October 3, 2006 — Dynamics Research Corporation (Nasdaq: DRCO) announced today that it has entered into a $50 million revolving credit facility, effective September 29, 2006, replacing the company’s previous facility of $37 million. Funds under the facility, which has a term of 3 years, are available for general corporate purposes. The bank group, led by Brown Brothers Harriman & Co., also includes Bank of America and TD BankNorth.
Using cash generated by the company’s operations over the past two years the company has reduced its outstanding acquisition term loan, which had an original balance of $55 million on September 1, 2004, by $38 million. The remaining balance of $17 million has been paid off applying funds from the revolving credit facility. The new facility positions the company’s financing structure to efficiently and effectively support its growth strategy.
About Dynamics Research Corporation
Dynamics Research Corporation (DRC) is a leading provider of mission-critical technology management services and solutions for government programs. DRC offers forward-thinking solutions backed by a history of excellence and customer satisfaction. Founded in 1955, DRC is a publicly held corporation (Nasdaq: DRCO) and maintains more than 25 offices nationwide with major offices in Andover, Massachusetts; Vienna, Virginia; and Fairborn, Ohio. For more information please visit our website at www.drc.com.
Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company’s financial results, please refer to DRC’s most recent filings with the SEC. The company assumes no obligation to update any forward-looking information.

CONTACTS:	Investors:	Dave Keleher
SVP and Chief Financial Officer
978. 289.1615
dkeleher@drc.com